Tax Declaration Form for Israeli Financial Institutions

Pursuant to the Israeli Tax Ruling granted to Sun Pharmaceutical Industries Ltd. (“Sun”) and its affiliates regarding Israeli withholding tax requirements in connection with the tender offer made by Sun or one of its subsidiaries for Ordinary Shares of Taro Pharmaceutical Industries Ltd. (the “Company”), each bank, broker or financial institution that is a “resident of Israel” within the meaning of the Israeli Income Tax Ordinance [New Version], 5721 – 1961 (the “Ordinance”), that wishes to receive the tender offer consideration on behalf of a beneficial shareholder (who is not a “significant shareholder” within the meaning of Section 88 of the Ordinance), and to enjoy certain exemptions from withholding tax requirements as described in the Israeli Tax Ruling, is required to complete and execute this form (this “Form”).

Identification:

Name of the Bank/Broker/ Financial Institution:	Corporation No.:	Entity Identification: ☐ Bank ☐ Broker ☐ Financial Institution
Country of Incorporation or Organization:
Permanent Address (town, street, street no. and suite no.):
Mailing Address (if different from the above):	Telephone # of authorized signatory (including country and area codes):

Declarations:

1.
This Form refers to the aggregate of ________ Ordinary Shares of the Company (the “Shares”) held by us on behalf of our clients specified in Exhibit A hereto.  [Please indicate your clients’ names in such Exhibit.]

2.	Our clients are the ultimate beneficial owners of the Shares.

3.
We are a bank, broker or financial institution that is a “resident of Israel” within the meaning of that term in Section 1 of the Ordinance; we are holding the Shares solely on behalf of the beneficial shareholders and we are subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the Shares accepted for payment in connection with the tender offer described above.

4.	We hereby declare that the statements herein are full and correct and understand that Sun and its affiliates and/or any third party on its behalf will rely on these statements.

5.	We hereby declare that we have understood this Form and we have completed it accurately and in accordance with the instructions.

6.	We have given all the correct, full and complete information in this Form.

7.	We are aware that an omission or giving incorrect details in this Form constitutes an offence under the Ordinance.

Date	Name of Authorized Signatory	Signature of Authorized Signatory

Company Stamp

Exhibit A
Shareholders

Shareholder’s Name	Type of Shareholder (i.e. corporation, individual, trust, or partnership)	Country of Residence	I.D. No. / Corporation No.	No. of Shares